Exhibit 3.1

BY-LAWS

OF

MORNINGSTAR, INC.

(An Illinois corporation)

(as in effect on February 27, 2018)

ARTICLE I

OFFICES

SECTION 1.1.                                      REGISTERED OFFICE.  The corporation will continuously maintain a registered office and a registered agent in the State of Illinois.

SECTION 1.2.                                      OTHER OFFICES.  The corporation may maintain other offices within or outside of the State of Illinois, at such place or places as the board of directors may from time to time determine, or the business of the corporation may require, but at least one of its offices must be located at the registered office.

ARTICLE II

SHAREHOLDERS

SECTION 2.1.                                      ANNUAL MEETING.  The annual meeting of the shareholders to elect directors and to transact any other business as may properly be brought before the meeting in accordance with these bylaws, will be held at such time as the board of directors will determine.  If the board of directors fails to determine a time of the meeting, the annual meeting will be held on the second Friday in May of each year.  If the day fixed for the annual meeting is a legal holiday, the meeting will be held on the next business day after that holiday.

For business to be properly brought before an annual meeting, it must be:  (i) authorized by the board of directors and specified in the notice, or a supplemental notice, of the meeting, (ii) otherwise brought before the meeting by or at the direction of the board of directors or the chairman of the meeting, or (iii) otherwise properly brought before the meeting by a shareholder of the corporation entitled to vote at the meeting who complies with the notice procedures set forth in this Section.  In addition to the other requirements set forth in this Section, a shareholder may not transact any business at an annual meeting unless (1) such shareholder and any beneficial owner on whose behalf such business is proposed (each, a “Proposing Party”) acted in a manner consistent with the representation made in the Business Solicitation Representation (as defined below) and (2) such business is a proper matter for shareholder action under the Business Corporation Act of Illinois.  For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business (other than business included in the corporation’s proxy materials pursuant to Rule 14a8 under the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) at an annual meeting of shareholders.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice thereof to the secretary of the corporation, delivered or mailed to and received at the principal executive office of the corporation not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by a shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which the first public disclosure of the date of the annual meeting was made.  Delivery shall be by hand or by certified or registered mail, return receipt requested.  In no event shall the public disclosure of an adjournment of an annual meeting commence a new time period for the giving of shareholder’s notice as described above.

A shareholder’s notice to the secretary shall set forth as to each item of business the shareholder proposes to bring before the meeting:  (1) a description of such item and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on the corporation’s records, of each Proposing Party, (3) a representation that the shareholder is a holder of record of shares of stock of the corporation entitled to vote with respect to such business and intends to appear in person or be represented at the meeting to move the consideration of such business, (4) (i) the class and number of shares of stock of the corporation which are, directly or indirectly, owned of record or beneficially owned by each Proposing Party or any Shareholder Associated Person (as defined below) (for purposes of the regulations under Sections 13 and 14 of the Exchange Act), (ii) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of the corporation or with a value derived in whole or in part from the value of any class of stock of the corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class of stock of the corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class of stock of the corporation, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class of stock of the corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class of stock of the corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of stock of the corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by each Proposing Party or any Shareholder Associated Person, (iii) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party or any Shareholder Associated Person has a right to vote any class of stock of the corporation, (iv) any Short Interest (as defined below) held by or involving any Proposing Party or any Shareholder Associated Person, (v) any rights to dividends on the stock of the corporation owned beneficially by any Proposing Party or any Shareholder Associated Person that are separated or separable from the underlying stock of the corporation, (vi) any proportionate interest in stock of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proposing Party or any Shareholder Associated

Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (vii) any performance-related fees (other than an asset-based fee) that any Proposing Party or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of stock of the corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Proposing Party’s or such Shareholder Associated Person’s immediate family sharing the same household, (viii) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by any Proposing Party or any Shareholder Associated Person and (ix) any direct or indirect interest of any Proposing Party or any Shareholder Associated Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (4) shall be supplemented by such Proposing Party not later than ten days after the record date for the meeting to disclose such information as of the record date), (5) a description of all arrangements or understandings between any Proposing Party or any Shareholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such Proposing Party and any material interest of such Proposing Party and any Shareholder Associated Person in such business, (6) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (7) a Business Solicitation Representation (as defined below) and (8) any other information relating to each Proposing Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for shareholder proposals pursuant to Section 14 of the Exchange Act.  No business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section.  The chairman of the meeting at which any business is proposed by a shareholder shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with the provisions of this Section, and, in such event, the business not properly before the meeting shall not be transacted.

For purposes of these by-laws, (i) “Business Solicitation Representation” shall mean, with respect to any Proposing Party, a representation as to whether or not such Proposing Party or any Shareholder Associated Person will deliver a proxy statement and form of proxy to the holders of at least the percentage of the corporation’s voting shares required under applicable law to adopt such proposed business or otherwise to solicit proxies from shareholders in support of such proposal; (ii) “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act, as amended; (iii) “Short Interest” shall mean any agreement, arrangement, understanding, relationship or otherwise, including, without limitation, any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Proposing Party or any Nominating Party, as applicable, or any Shareholder Associated Person of any Proposing Party or Nominating Party, as applicable, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class of stock of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Party or such Nominating Party, as applicable, or any Shareholder Associated Person of any Proposing Party or Nominating Party, as applicable, with respect to any class of stock of the corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class of stock of the corporation; and (iv) “Shareholder Associated Person” shall mean, with respect to any Proposing Party or any Nominating Party (as defined below), (A) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such Proposing Party or Nominating Party (as applicable) or (B) any member of the immediate family of such Proposing Party or Nominating Party (as applicable) sharing the same household.

SECTION 2.2.                                      SPECIAL MEETINGS.  Special meetings of the shareholders may be called by the chairman of the board, the chief executive officer, the board of directors or the holders of not less than one-fifth of all the outstanding shares (the “Requisite Percentage”) entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.  The business transacted at any special meeting of the shareholders shall be limited to the purposes stated in the notice for the meeting sent to shareholders.  Any shareholder or group of shareholders requesting a special meeting (the “Requesting Shareholder”) pursuant to this Section shall submit a request (the “Special Meeting Request”) therefor to the board of directors, which request shall (i) include documentary evidence that the Requesting Shareholder or Shareholders own the Requisite Percentage on the date the Special Meeting Request is submitted to the board of directors, (ii) state the purpose of the requested special meeting and the matters proposed to be acted on at it and (iii) provide information with respect to the Requesting Shareholder that would be called for by Section 2.1 were such Requesting Shareholder submitting an item of business to be considered at an annual meeting pursuant to Section 2.1.

SECTION 2.3.                                      PLACE OF MEETING.  The board of directors may designate any place as the place of meeting for any annual meeting or for any special meeting called by the board of directors or shareholders.  If no designation is made, the place of meeting will be at the corporation’s principal executive office.

SECTION 2.4.                                      NOTICE OF MEETINGS.  Written notice stating the place, date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is being called and the means of remote communications, if any, by which shareholders and proxy holders may be deemed present in person and vote at such meeting, will be delivered to each shareholder of record entitled to vote at that meeting.  In the case of a merger, consolidation, share exchange, dissolution or sale, lease, or exchange of assets, this notice must be sent not less than 20 or more than 60 days before the meeting date.  In all other circumstances, the notice must be sent not less than 10 days or more than 60 days before the meeting date.  Notice may be made, either personally or by mail, and will be sent by or at the direction of the secretary, or the officer or persons calling the meeting.  If mailed, notice will be deemed to be delivered when deposited in the United States mail, postage prepaid, and addressed to the shareholder’s address as it appears on the records of the corporation.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place at which it is to take place, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed present in person and vote at such meeting, are announced at the previously adjourned meeting.

SECTION 2.5.                                      FIXING OF RECORD DATE.  The board of directors may fix a record date in advance for the purpose of determining which shareholders of record are entitled (i) to be notified of any shareholder meeting or any adjournment of it, (ii) to vote at any of such meeting, (iii) to provide written consent to corporate action without a meeting, (iv) to receive payment of any dividend, or other distribution or allotment of any rights, or (v) to exercise any rights related to any change, conversion or exchange of shares or for the purpose of any other lawful action.  The record date may not be set more than 60 days in advance.  In the case of a shareholder meeting related to a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, the record date may not be set be less than 20 days before the date of that meeting.  In the case of all other shareholder meetings, the record date may not be set less than 10 days before the meeting.  If no record date is fixed, the record date for the determination of shareholders will be the date on which the notice of the meeting is mailed, or the date on which the board of directors adopts the resolution relating to it, as the case may be.  A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders will apply to any adjournment of the meeting.

SECTION 2.6.                                      VOTING LISTS.  Within 20 days after the record date for a meeting of shareholders or 10 days before the meeting takes place, whichever is earlier, the officer or agent responsible for the corporation’s share transfer books will create a complete list of all shareholders entitled to vote at that meeting.  This list will be arranged in alphabetical order and show the address of each shareholder and the number of shares registered in the shareholder’s name.  The list will be kept on file at the registered office of the corporation for a period of 10 days prior to the meeting and will be available to shareholders that want to inspect and, at the shareholder’s expense, copy it at any time during normal business hours.  The list will also be available at the time and place of the meeting and may be inspected by any shareholder during the whole time of the meeting.  The original share ledger or transfer books, or any duplicates kept in this State, will be prima facie evidence as to identity of the shareholders who are entitled to examine this list or share ledger or transfer book or to vote at any meeting of shareholders.

SECTION 2.7.                                      QUORUM.  Unless otherwise provided in the articles of incorporation, the holders of a majority of the outstanding shares, entitled to vote on a matter, present in person or represented by proxy, will constitute a quorum at any meeting of shareholders, but in no event will a quorum consist of less than one-third of the outstanding shares entitled so to vote.  If less than a quorum is represented at a meeting, a majority of the shares so represented may adjourn the meeting at any time without further notice.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Business Corporation Act of Illinois or the articles of incorporation.  At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting.  Withdrawal of shareholders from any meeting will not cause a duly constituted quorum at that meeting to terminate.

SECTION 2.8.                                      ADMINISTRATION OF THE MEETING.  The chairman of the board shall preside over each shareholder meeting.  If the chairman of the board is absent, such person as the chairman of the board shall appoint shall preside over the meeting as the chairman of the meeting.  If the chairman of the board fails to make such appointment, any officer of the corporation elected by the board of directors to preside over the shareholder meeting shall preside over the shareholder meeting as the chairman of the meeting.

The chairman of the meeting shall determine the order of business of such meeting.  The chairman of the meeting shall have the right and authority to adjourn a meeting of shareholders without a vote of shareholders and shall have the right and authority to prescribe any rules, regulations, and procedures and do all such acts as are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules or regulations adopted by the board.  The chairman’s rulings on procedural matters shall be final.

SECTION 2.9.                                      PROXIES.  Each shareholder entitled to vote at a meeting of shareholders or to express written consent or dissent to corporate action without a meeting may authorize another person or persons to act for the shareholder by proxy executed in writing by such shareholder or his or her duly authorized attorney-in-fact.  To authorize another person or persons to act for the shareholder by proxy, the shareholder or his or her authorized attorney-in-fact must sign an appointment form and deliver it to the person so appointed.  No such proxy is valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

SECTION 2.10.                               VOTING OF SHARES.  Each outstanding share, regardless of class, will be entitled to one vote upon each matter submitted to vote at a meeting of shareholders, with no rights to cumulate voting power in the election of directors.

SECTION 2.11.                               INSPECTORS.  At any meeting of shareholders, the chairman of the meeting may, or upon the request of any shareholder will, appoint one or more persons as inspectors for such meeting.

These inspectors will ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies; count all votes and report the results; and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.

Each report of an inspector will be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority will be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting will be prima facie evidence of those numbers and results.

SECTION 2.12.                               INFORMAL ACTION BY SHAREHOLDERS.  Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting and without a vote if a consent in writing is signed either (1) by all of the shareholders entitled to vote on the matter or (2) by the holders of outstanding shares having at least the number of votes necessary to authorize or take the action on the matter at a meeting if (i) 5 days’ prior written notice of the proposed action is given to all shareholders entitled to vote on the matter and (ii) after the effective date of the consent, prompt notice of the taking of the corporation action is delivered in writing to those shareholders who have not consented to it in writing.

SECTION 2.13.                               VOTING BY BALLOT.  Voting on any question or in any election may be by voice unless the chairman of the meeting orders or any shareholder demands that voting be by ballot.

ARTICLE III

DIRECTORS

SECTION 3.1.                                      GENERAL POWERS.  The business of the corporation will be managed by or under the direction of its board of directors.

SECTION 3.2.                                      NUMBER, TENURE AND QUALIFICATIONS.  The number of directors of the corporation will be no fewer than 7 and no more than 12.  The board of directors will determine by resolution the specific number of directors within that range.  Each director will hold office until the next annual meeting of shareholders and until a successor will have been elected and qualified.  Directors need not be residents of Illinois or shareholders of the corporation.  The number of directors may be increased or decreased from time to time by the amendment of this Section; but no decrease will have the effect of shortening the term of any incumbent director.

SECTION 3.3.                                      ELECTIONS.  Only persons who are nominated in accordance with the procedures set forth in this Section 3.3 or Section 3.4 shall be eligible for election as directors of the corporation.  Nominations of persons for election to the board of directors may be made at a meeting of shareholders by the board of directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this Section or the requirements and procedures set forth in Section 3.4.  In addition to the other requirements set forth in this Section, a shareholder may not present a nominee for election at an annual or a special meeting pursuant to this Section unless such shareholder, and any beneficial owner on whose behalf such nomination is made, acted in a manner consistent with the representations made in the Nominee Solicitation Representation (as defined below).  Any nomination by a shareholder pursuant to this Section must be made by written notice to the secretary delivered or mailed to and received at the principal executive office of the corporation:  (i) with respect to an election to be held at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure of the date of the annual meeting was made, and (ii) with respect to an election to be held at a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the first public disclosure of the date of the special meeting was made.  Delivery shall be by hand, or by certified or registered mail, return receipt requested.  In no event shall the public announcement of an adjournment of any annual or special meeting commence a new time period for the giving of shareholder’s notice as described above.  A shareholder’s notice to the secretary pursuant to this Section shall set forth (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director:  (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the corporation which are, directly or indirectly, owned of record or beneficially owned by such person (for the purposes of the regulations under Sections 13 and 14 of the Exchange Act), (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such person as a director of the corporation pursuant to Regulation 14A under the Exchange Act, had the nominee been nominated by the board of directors, (5) such person’s written consent to being named in any proxy statement as a nominee and to serving as a director if elected, and (6) a written statement of such person’s intention to serve as a director for the full term for which such person is to stand for election, (B) the name and address, as they appear on the corporation’s records, of the shareholder giving notice and of the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”), (C) as to each Nominating Party:  (1) the class and number of shares of stock of the corporation which are, directly or indirectly, owned of record or beneficially owned by each Nominating Party or any Shareholder Associated Person (determined as provided in clause (A)(3) above), (2) any Derivative Instrument directly or indirectly owned beneficially by each Nominating Party or any Shareholder Associated Person, (3) any proxy, contract, arrangement, understanding or relationship pursuant to which any Nominating Party or any Shareholder Associated Person has a right to vote any class of stock of the corporation, (4) any Short Interest held by or involving any Nominating Party or any Shareholder Associated Person, (5) any rights to dividends on the stock of the corporation owned beneficially by any Nominating Party or any Shareholder Associated Person that are separated or separable from the underlying stock of the corporation, (6) any proportionate interest in stock of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Nominating Party or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any performance-related fees (other than an asset-based fee) that any Nominating Party or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of stock of the corporation or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Nominating Person’s or such Shareholder Associated Person’s immediate family sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the corporation held by any Nominating Party or any Shareholder Associated Person and (9) any direct or indirect interest of any Nominating Party or any Shareholder Associated Person in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (C) shall be supplemented by such shareholder not later than ten days after the record date for the meeting to disclose such information as of the record date), (D) a representation that the shareholder is a holder of record of stock of the corporation entitled to vote on the election of directors at such meeting and that such shareholder intends to appear in person or be represented at the meeting to nominate the person or persons specified in the notice, (E) a description of all agreements, arrangements or understandings between any Nominating

Party or Shareholder Associated Party and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made, (F) a representation (a “Nominee Solicitation Representation”) as to whether or not such Nominating Party or any Shareholder Associated Person will deliver a proxy statement and form of proxy to a number of holders of the corporation’s voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from shareholders in support of such nominations, (G) a written questionnaire with respect to the background and qualification of each proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the secretary upon written request) and (H) a written representation and agreement (in the form provided by the secretary upon written request) that such person (x) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the corporation, with such person’s fiduciary duties under applicable law, (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee for election as a director (a “Compensation Arrangement”) that has not been disclosed therein, and (z) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.  At the request of the board of directors any person nominated by the board of directors for election as a director shall furnish to the secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.  The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation.  The chairman of the meeting at which a shareholder nomination is presented shall, if the facts warrant, determine and declare to the meeting that such nomination was not made in accordance with the procedures prescribed by this Section, and, in such event, the defective nomination shall be disregarded.

SECTION 3.4.                                      PROXY ACCESS FOR DIRECTOR NOMINATIONS.

(a)         Definitions. For purposes of this Section 3.4 and as otherwise provided in these by-laws, the following terms shall have the following meanings:

(i)                        “Authorized Group Member” shall mean, with respect to any nomination by a Nominating Group (as defined below), the member of that Nominating Group that is authorized to act on behalf of all members of that Nominating Group with respect to matters relating to the nomination, including withdrawal of the nomination.

(ii)                     “Compensation Arrangement” shall have the same meaning as provided in Section 3.3.

(iii)                  “Eligible Shareholder” shall mean a person who has either (A) been a record holder of shares of common stock of the corporation used to satisfy the eligibility requirements in Section 3.4(d) continuously for the required three-year period or (B) provides to the secretary of the corporation, within the time period referred to in Section 3.4(e), evidence of continuous Ownership of such shares for such three-year period from one or more securities intermediaries.

(iv)                 “Maximum Number” shall mean that number of directors constituting the greater of (A) two or (B) 20% of the number of directors of the corporation which, at such time, the holders of common stock of the corporation are entitled to elect, on the last day on which a Nomination Notice (as defined below) may be submitted pursuant to this Section 3.4 (rounded down to the nearest whole number), which number shall be reduced as set forth in this Section 3.4.

(v)                    “Minimum Percentage” shall mean three percent of the number of outstanding shares of common stock of the corporation as provided in the most recent Exchange Act filing made by the corporation with the SEC immediately prior to the submission of the Nomination Notice.

(vi)                 “Nominating Shareholder” shall mean any Eligible Shareholder or group of no more than 20 shareholders (a “Nominating Group”) that, individually and collectively, in the case of a Nominating Group, satisfies the requirements to qualify as an Eligible Shareholder, and that (A) has (individually and collectively, in the case of a Nominating Group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 3.4 (including, without limitation, the timely submission of a Nomination Notice that meets the requirements set forth in this Section 3.4) and (B) has nominated a Shareholder Nominee.

(vii)              “Nomination Notice” shall mean all information and documents that a Nominating Shareholder is required to submit to the secretary of the corporation pursuant to Section 3.4(f).

(viii)           “Own” shall mean possession, with respect to those outstanding shares of common stock of the corporation entitled to vote generally for the election of directors of the corporation, of both: (A) the full voting and investment rights pertaining to such shares; and (B) the full economic and financial interest in (including the full and complete opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of (x) changing in any manner, to any extent or at any time in the future, such shareholder’s or affiliate’s full right to vote or direct the voting of any such shares or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic Ownership of such shares by such shareholder or affiliate, other than any such arrangements solely involving a national or multi-national multi-industry market index. A shareholder shall “Own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and possesses the full economic interest in the shares. A shareholder’s Ownership of shares shall be deemed to continue during any period in which (I) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on five business days’ notice or less, or (II) the shareholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “Owned,” “Owning,” “Ownership,” “Owner” and other variations of the word “Own” shall have correlative meanings.

(ix)                 “Stock Exchange Rules” shall mean the rules of any stock exchange on which the corporation’s securities are traded.

(x)                    “Shareholder Nominee” shall mean any person nominated for election pursuant to this Section 3.4.

(xi)                 “Voting Commitment” shall have the same meaning as provided in Section 3.3.

(b)        Proxy Access at Annual Meetings. Subject to the satisfaction of the requirements of this Section 3.4, if expressly requested in the relevant Nomination Notice, the corporation shall include in its proxy statement for any annual meeting of shareholders:

(i)                        the name of any Shareholder Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)                     disclosure about the Shareholder Nominee and the Nominating Shareholder required under the rules of the SEC or other applicable law, rule or regulation to be included in the proxy statement; and

(iii)                  any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the board of directors (subject, without limitation, to Section 3.4(g)(iii)), but only if such statement does not exceed 500 words.

For the avoidance of doubt, the provisions of this Section 3.4 shall not apply to a special meeting of shareholders, and the corporation shall not be required to include a director nominee of a shareholder or group of shareholders under this Section 3.4 in the corporation’s proxy statement or form of proxy or ballot for any special meeting of shareholders.

(c)         Maximum Number of Shareholder Nominees.

(i)             The corporation shall not be required to include in the proxy statement for an annual meeting of shareholders more Shareholder Nominees than the Maximum Number. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 3.4(e) but before the date of the annual meeting and the board of directors resolves to reduce the size of the board of directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number for a particular annual meeting shall be reduced by:

(A)             Shareholder Nominees whose nominations for election at such annual meeting are subsequently withdrawn;

(B)             Shareholder Nominees whom the board of directors itself decides to nominate for election at such annual meeting; and

(C)             the number of incumbent directors who were Shareholder Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the board of directors.

(ii)          Any Nominating Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 3.4 shall rank such Shareholder Nominees based on the order that the Nominating Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Section 3.4 exceeds the Maximum Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 3.4 from each Nominating Shareholder will be selected for inclusion in the corporation’s proxy materials until the Maximum Number is reached, in descending order based on the amount of shares of common stock of the corporation that each Nominating Shareholder disclosed as Owned in its respective Nomination Notice submitted to the corporation. This selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached.

(d)        Eligible Shareholders.

(i)             An Eligible Shareholder or Nominating Group may submit a nomination in accordance with this Section 3.4 only if the Eligible Shareholder or Nominating Group (in the aggregate) has continuously Owned at least the Minimum Percentage of shares of common stock of the corporation (as adjusted for any stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations or similar events) throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to Own at least the Minimum Percentage of shares of common stock of the corporation through the date of the annual meeting. No shares may be attributed to more than one Eligible Shareholder. The following shall be treated as one Eligible Shareholder or one member of a Nominating Group if such Eligible Shareholder or member of a Nominating Group shall provide together with the Nomination Notice documentation that demonstrates compliance with the following criteria: (A) funds under common management and investment control; (B) funds under common management and funded primarily by the same employer; or (C) a “family of investment companies” or a “group of investment companies” (each as defined in or under the Investment Company Act of 1940, as amended).

(ii)          For the avoidance of doubt, in the event of a nomination by a Nominating Group, any and all requirements and obligations for an Eligible Shareholder (including, without limitation, each and every fund or company that comprises the Nominating Group) that are set forth in this Section 3.4, including the minimum holding period, shall apply to each member of such Nominating Group; provided, however, that the Minimum Percentage of shares of common stock of the corporation shall apply to the Ownership of the Nominating Group in the aggregate. In the event that any shareholder withdraws from a Nominating Group at any time prior to the annual meeting of shareholders, the Nominating Group shall only be deemed to Own the shares held by the remaining members of that Nominating Group.

(iii)       No shareholder shall be permitted to be in more than one Nominating Group, and if any shareholder appears as a member of more than one Nominating Group, or as a member of a Nominating Group and as a Nominating Shareholder without any such group, such shareholder shall be deemed to be a member of only the Nominating Group that has the largest Ownership position as reflected in the Nomination Notice and is not permitted to act as a Nominating Shareholder separate from such Nominating Group.

(e)         Timely Nomination Notice. To be timely for purposes of this Section 3.4, a Nomination Notice must be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting except where information or documents are required to be provided after the date the Nomination Notice is first submitted, as set forth in this Section 3.4; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting, the Nomination Notice to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement (as defined in this Section 3.4) of the date of such meeting is first made.  In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Nomination Notice.

(f)           Nomination Notice. The Nomination Notice shall consist of, collectively, the following information, documents and agreements which shall, for avoidance of doubt, be compiled, completed and submitted by the Nominating Shareholder or its representatives at its own cost:

(i)             with respect to the Nominating Shareholder or, in the case of a Nominating Group, each member of the Nominating Group, documentary evidence in the form of one or more written statements from the record holder of the shares of common stock of the corporation (and from each intermediary through which the shares are or have been held during the requisite three-year holding period set forth in Section 3.4(d)(i), provided that each such intermediary must be a participant in the Depository Trust Company or an affiliate of a participant in the Depository Trust Company) and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominating Group) verifying and certifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Shareholder (individually or collectively, in the case of a Nominating Group) Owns, and has continuously Owned for the preceding three years, the Minimum Percentage of shares, and the Nominating Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, documentary evidence in the form of written statements from each record holder and intermediary and a representation from the Nominating Shareholder (or the Authorized Group Member on behalf of each member of a Nominating Group) verifying and certifying the Nominating Shareholder’s continuous Ownership (individually or collectively, in the case of a Nominating Group) of the Minimum Percentage of shares of common stock of the corporation through the record date;

(ii)          an undertaking to provide immediate notice if the Nominating Shareholder ceases to Own the Minimum Percentage of shares of common stock of the corporation prior to the date of the annual meeting;

(iii)       a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules;

(iv)      the written consent of each Shareholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected, and a written statement of each Shareholder Nominee’s intention to serve as a director for the full term for which such person is to stand for election;

(v)         a written notice of the nomination of such Shareholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including, for the avoidance of doubt, each member of a Nominating Group):

(A)             the information and other deliverables that would be required to be set forth in a shareholder’s notice of nomination pursuant to Section 3.3 of these by-laws, as if the Nominating Shareholder were the proposing shareholder under that Section;

(B)             to the extent not included in the response to paragraph (A) above, a detailed description of all material relationships, between or among the Nominating Shareholder, on the one hand, and each Shareholder Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (or its successor item) if the Nominating Shareholder were the “registrant” for purposes of such item and the Shareholder Nominee was a director or executive officer of such registrant;

(C)             the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(D)            a representation and warranty that the Nominating Shareholder acquired the securities of the corporation in the ordinary course of business and did not acquire, and is not holding, securities of the corporation with the intent, for the purpose or with the effect of changing control of the corporation;

(E)             a representation and warranty that the Nominating Shareholder has not nominated and an agreement that it will not nominate for election to the board of directors at the annual meeting any person other than such Nominating Shareholder’s Shareholder Nominee(s);

(F)              a representation and warranty that the Nominating Shareholder has not engaged in and an agreement that it will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the board of directors;

(G)            an agreement that the Nominating Shareholder will not use or distribute any proxy card other than the corporation’s proxy card in soliciting shareholders in connection with the election of a Shareholder Nominee at the annual meeting;

(H)             a representation and warranty that the Shareholder Nominee’s candidacy or, if elected, membership on the board of directors would not violate applicable state or federal law or Stock Exchange Rules;

(I)                   a representation and warranty that the Shareholder Nominee: (1) qualifies as independent under the Stock Exchange Rules and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the directors; and (2) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Exchange Act, or Item 401(f) of Regulation S-K (or any successor rule), without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee;

(J)               a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 3.4(d);

(K)             an agreement that the Nominating Shareholder will continue to satisfy the eligibility requirements described in Section 3.4(d) through the date of the annual meeting;

(L)               the details of any position of the Shareholder Nominee as an officer or director of any competitor (i.e., any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice;

(M)           if desired by the Nominating Shareholder and subject to Section 3.4(g)(iii), a statement for inclusion in the proxy statement in support of the Shareholder Nominee’s election to the board of directors. Any such statement shall not exceed 500 words and shall fully comply with Section 14 of the 1934 Act and the rules and regulations thereunder; and

(N)             in the case of a nomination by a Nominating Group, the designation by all group members of one Authorized Group Member;

(vi)      an executed agreement (which form of agreement shall be provided by the secretary of the corporation upon written request), which must be submitted within ten days after the date on which the secretary of the corporation provides the form of agreement, pursuant to which the Nominating Shareholder (including each member of a Nominating Group) agrees:

(A)             to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)             to file any written solicitation or other communication with the corporation’s shareholders relating to one or more of the corporation’s directors or director nominees or any Shareholder Nominee with the SEC, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)             to assume all liability stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or the Shareholder Nominee nominated by such Nominating Shareholder with the corporation, its shareholders or any other person, including, without limitation, the Nomination Notice;

(D)            to indemnify and hold harmless (jointly with all other members of a Nominating Group, if applicable) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any action, suit or proceeding (whether threatened, pending or completed), whether legal, judicial administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder or Shareholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under or pursuant to this Section 3.4;

(E)             to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation if information included in the Nomination Notice, or in any other communication by the Nominating Shareholder (including with respect to any member of a Nominating Group) with the corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), and promptly notify the corporation of the information that is required to correct the misstatement or omission; and

(F)              in the event that the Nominating Shareholder (including any member of a Nominating Group) has failed to continue to satisfy the eligibility requirements described in Section 3.4(d), to promptly notify the corporation; and

(vii)   an executed questionnaire, representation and agreement pursuant to Section 3.4(h) (which forms of questionnaire, representation and agreement shall be provided by the secretary of the corporation promptly upon written request), which must be submitted within ten days after the date on which the secretary of the corporation provides the Nominating Shareholder (or the Authorized Group Member, in the case of a Nominating Group) the forms of questionnaire, representation and agreement.

The information and documents required by this Section 3.4(f) shall be provided with respect to and executed by the Nominating Shareholder (and each member of a Nominating Group), and provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item). The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 3.4(f) (other than such information and documents required to be provided after the date the Nomination Notice is first submitted) have been delivered to or, if sent by mail, received by the secretary of the corporation.

(g)        Exclusion or Disqualification of Shareholder Nominees.

(i)             If, after the deadline for submitting a Nomination Notice as set forth in Section 3.4(e), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes ineligible or unwilling to serve on the board of directors, whether before or after the mailing of the corporation’s definitive proxy statement, the corporation shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder.

(ii)          Notwithstanding anything to the contrary contained in this Section 3.4, the corporation may omit from its proxy materials any Shareholder Nominee, and any information concerning such Shareholder Nominee (including a Nominating Shareholder’s statement in support) and communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting or that no vote will be held or occur as to such Shareholder Nominee, if:

(A)             the corporation receives a notice (whether or not subsequently withdrawn) that a shareholder intends to nominate any candidate for election to the board of directors at the annual meeting pursuant to the advance notice requirements for shareholder nominees set forth in Section 3.3 of these by-laws;

(B)             the Nominating Shareholder has engaged in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act with respect to the annual meeting, other than with respect to such Nominating Shareholder’s Shareholder Nominee(s) or any nominee of the board of directors;

(C)             the Nominating Shareholder or the Authorized Group Member, as applicable, or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted in accordance with this Section 3.4;

(D)            the board of directors, acting in good faith, determines that such Shareholder Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with these by-laws or the articles of incorporation, or any applicable law, rule or regulation to which the corporation is subject, including the Stock Exchange Rules;

(E)             the Shareholder Nominee is not independent under the Stock Exchange Rules and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the directors, in each case as determined by the board of directors;

(F)              the Shareholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

(G)            the Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 3.4(d), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Shareholder Nominee becomes unwilling or unable to serve on the board of directors or any violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Shareholder Nominee under or pursuant to this Section 3.4;

and in such case such nomination shall be disregarded and no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee.

(iii)       Notwithstanding anything to the contrary contained in this Section 3.4, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Shareholder Nominee included in the Nomination Notice, if:

(A)             such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)             such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; or

(C)             the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iv)      The corporation may solicit against, and include in the proxy statement its own statement in opposition to the nomination of the Shareholder Nominee and any other statement or information that the corporation or the board of directors determines in its discretion to include in the proxy statement relating to the Shareholder Nominee, including, without limitation, information relating to any Compensation Arrangement and/or Voting Commitment, and any of the information provided pursuant to this Section 3.4.

(h)         Submission of Questionnaire, Representation and Agreement. To be eligible to be a Shareholder Nominee pursuant to Section 3.4 of these by-laws, the person proposed to be nominated must deliver or mail (in accordance with the time period prescribed for delivery of notice under Section 3.4(e)) to the secretary of the corporation an executed questionnaire, representation and agreement as required by Section 3.3(G) and (H) and such other information as may be reasonably required by the corporation to determine the eligibility of such Shareholder Nominee to serve as a director of the corporation.

SECTION 3.5.                                      RESIGNATION AND REMOVAL.  Any director may resign at any time upon written notice directed to the board of directors or the secretary.  Such resignation shall take effect at the time specified therein and no acceptance of such resignation shall be necessary to make it effective.  Any director may be removed from office in accordance with the Business Corporation Act of Illinois.

SECTION 3.6.                                      REGULAR MEETINGS.  A regular meeting of the board of directors will be held without other notice than this bylaw immediately after the annual meeting of shareholders.  The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than that resolution.

SECTION 3.7.                                      SPECIAL MEETINGS.  Special meetings of the board of directors may be called by or at the request of the chairman of the board, the chief executive officer, or any one director.  The person or persons authorized to call special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by them.

SECTION 3.8.                                      NOTICE.  Notice of any special meeting will be given at least 24 hours previous to that meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances, by written notice to each director at the address designated by him or her.  If mailed, notice will be deemed delivered when deposited in the United States mail, postage prepaid, and sent to the address designated by the director.  If notice is given by email, facsimile or other means of electronic communication, notice will be deemed delivered when the notice is transmitted.  Any director may waive notice of any meeting before or after the meeting.  The attendance of a director at any meeting will constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

SECTION 3.9.                                      QUORUM.  A majority of the directors holding office pursuant to these bylaws will constitute a quorum for the transaction of business at any meeting of the board of directors, provided that if less than a majority of such number of directors is present at that meeting, a majority of the directors present may adjourn the meeting at any time without further notice.

SECTION 3.10.                               ADMINISTRATION OF THE MEETING.  The chairman of the board shall preside over each meeting of the board of directors.  If the chairman of the board is absent, a chairman chosen at the meeting shall preside over the meeting of the board of directors.

SECTION 3.11.                               MANNER OF ACTING.  The act of the majority of the directors present at a meeting at which a quorum is present will be the act of the board of directors, unless the act of a greater number is required by these bylaws or the articles of incorporation.

SECTION 3.12.                               VACANCIES.  Any vacancy occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors may be filled by the board of directors.  A director appointed to fill a vacancy will serve until the next meeting of shareholders at which directors are to be elected.

SECTION 3.13.                               ACTION WITHOUT A MEETING.  Unless specifically prohibited in the articles of incorporation or these bylaws, any action that can be taken at a board of directors meeting or at a meeting of a committee of the board of directors may be taken without such a meeting if all of the directors or committee persons, as the case may be, that are entitled to vote on that action consent in writing to it.  Any such consent signed by all the directors or all the members of the committee will have the same effect as a unanimous vote, and may be stated as such in any document filed with the Illinois Secretary of State.

SECTION 3.14.                               COMPENSATION.  Unless otherwise provided in the articles of incorporation, the board of directors, by the affirmative vote of a majority of directors then in office, and irrespective of any personal interest of any of its members, has the authority to establish reasonable compensation of all directors for services to the corporation as directors, officers, or otherwise.  By resolution of the board of directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board.  The directors may also be entitled to participate in any benefit plan as they determine.  No such payment previously mentioned in this Section will preclude any director from serving the corporation in any other capacity and receiving compensation for that service.

SECTION 3.15.                               PRESUMPTION OF ASSENT.  A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken will be conclusively presumed to have assented to the action taken unless the dissent of such director is entered in the minutes of the meeting or the director either files a written dissent to such action with the person acting as the secretary of the meeting before its adjournment or forwards such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  This right to dissent will not apply to a director who voted in favor of such action.

SECTION 3.16.                               COMMITTEES.  The board of directors, by resolution adopted by a majority of the number of directors fixed by these bylaws or otherwise, may create one or more committees and designate two or more directors to serve on any such committee or committees.  Any such committee or committees, to the extent provided in such resolution, will have and exercise the authority of the board of directors, except as otherwise required by law.  Vacancies in the membership of any committee will be filled by the board of directors at a regular or special meeting of the board of directors.  Each committee will keep regular minutes of its proceedings and report the same to the board of directors when required.

SECTION 3.17.                               TELEPHONE CONFERENCE MEETINGS.  Unless otherwise restricted by the articles of incorporation or these bylaws, members of the board of directors, or of any committee designated by the board of directors, may participate in and act at any meeting of the board of directors or any committee using a conference telephone or other communications equipment that allows all persons participating in the meeting to hear each other.  Participation in such a manner constitutes attendance and presence in person at the meeting.

SECTION 3.18.                               ATTENDANCE.  Members of the board of directors, or of any committee designated by the board of directors, will attend meetings of the board or any committee, upon the frequency and such other conditions as are imposed by applicable law.

ARTICLE IV

OFFICERS

SECTION 4.1.                                      NUMBER.  The officers of the corporation will be a chairman of the board, a chief executive officer, a chief financial officer, one or more managing directors, and a secretary, all of whom shall be elected by the board of directors.  In addition, the board of directors may elect a treasurer, and such assistant treasurers, assistant secretaries or other officers as they may deem proper.  Any two or more offices may be held by the same person.

SECTION 4.2.                                      ELECTION AND TERM OF OFFICE.  The officers of the corporation will be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of shareholders.  If the election of officers is not held at such meeting, the election will be held as soon after that meeting as conveniently possible.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer will hold office until a successor has been duly elected and has qualified or until the death, resignation, or removal (in the manner hereinafter provided) of such officer.  Election or appointment of an officer will not of itself create contract rights.

SECTION 4.3.                                      RESIGNATION AND REMOVAL.  Any officer may resign at any time upon written notice to the corporation directed to the board of directors or the secretary of the corporation.  Such resignation shall take effect at the time specified therein and no acceptance of such resignation shall be necessary to make it effective.

Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4.4.                                      CHAIRMAN OF THE BOARD.  The chairman of the board will preside at all meetings of the shareholders and of the board of directors and will have such other duties as shall from time to time be determined by the board of directors.  He may vote all securities which the corporation is entitled to vote.  He will be elected by the board of directors and will hold office until the next annual meeting of directors or until his successor is elected and qualified.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these bylaws, the chairman of the board may execute for the corporation any instruments (including, without limitation, contracts, deeds, mortgages, bonds and certificates for the corporation’s shares) which the board of directors has authorized to be executed, and he may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer authorized by the board of directors, according to the requirements of the form of the instrument.  He will execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be signed in a different manner and except where the execution of that document is expressly delegated by the board of directors to some other officer or agent of the corporation.

SECTION 4.5.                                      CHIEF EXECUTIVE OFFICER.  The chief executive officer will be the principal executive officer of the corporation.  The chief executive officer will direct the activities of the chief financial officer, the managing directors and the other officers and in general supervise the business and affairs of the corporation.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these bylaws, the chief executive officer may execute for the corporation any instruments (including, without limitation, contracts, deeds, mortgages and bonds) which the board of directors has authorized to be executed, and the chief executive officer may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors, according to the requirements of the form of the instrument.  The chief executive officer may execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be signed in a different manner and except where the execution of that document is expressly delegated by the board of directors to some other officer or agent of the corporation.

SECTION 4.6.                                      CHIEF FINANCIAL OFFICER.  The chief financial officer will be the principal accounting and financial officer of the corporation.  The chief financial officer will:  (a) have general charge and supervision of the financial affairs of the corporation, including budgetary, accounting and statistical methods; (b) approve payment, or designate others serving under him to approve for payment, of all vouchers and warrants for disbursements of funds and (c) in general, discharge all duties incident to the office of the chief financial officer and such other duties as may be prescribed by the board of directors or the chief executive officer from time to time.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these bylaws, the chief financial officer may execute for the corporation any instruments (including, without limitation, contracts, deeds, mortgages and bonds) which the board of directors has authorized to be executed, and the chief financial officer may accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors, according to the requirements of the form of the instrument.  The chief financial officer may execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be signed in a different manner and except where the execution of the document is expressly delegated by the board of directors to some other officer or agent of the corporation.

SECTION 4.7.                                      THE MANAGING DIRECTORS.  The managing director (or in the event there be more than one managing director, each of the managing directors) will assist the chief executive officer in the discharge of the chief executive officer’s duties as the chief executive officer may direct and will perform such other duties as from time to time may be assigned by the chief executive officer or the board of directors.  In the event that the chief executive officer is not present or able or willing to act as chief executive officer, the managing director (or in the event there be more than one managing director, the managing directors in the order designated by the board of directors, or in the absence of any designation, then in the order of seniority of tenure as managing directors) will perform the duties of the chief executive officer, and when so acting, will have all the powers of and be subject to all the restrictions upon the chief executive officer.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the corporation or a different mode of execution is expressly prescribed by the board of directors or these bylaws, the managing director (or each of them if there is more than one) may execute for the corporation certificates for its shares and any contracts, deeds, mortgages, bonds or other instruments which the board of directors has authorized to be executed, and may further accomplish such execution either under or without the seal of the corporation and either individually or with the secretary, any assistant secretary, or any other officer thereunto authorized by the board of directors according to the requirements of the form of the instrument.

SECTION 4.8.                                      THE TREASURER.  The treasurer will:  (a) be in charge of, and have responsibility for the maintenance of adequate books of account for the corporation; (b) have charge and custody of all funds and securities of the corporation, and be responsible for them and for their receipt and disbursement; and (c) perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the chief executive officer, the chief financial officer or the board of directors.  If required by the board of directors, the treasurer will give a bond for the faithful discharge of all duties in such sum and with such surety or sureties as the board of directors may determine.  If there shall be no treasurer elected by the board of directors, the chief financial officer shall have the responsibilities and authority of the treasurer.

SECTION 4.9.                                      THE SECRETARY.  The secretary will:  (a) record the minutes of the shareholders’ and of the board of directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation; (d) keep a register of the post-office address of each shareholder furnished to the secretary by that shareholder; (e) sign with the chairman of the board or any other officer authorized by the board of directors to sign certificates for shares of the corporation, the issue of which will have been authorized by the board of directors, and any contracts, deeds, mortgages, bonds, or other instruments which the board of directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the board of directors or these by-laws; (f) have general charge of the stock transfer books of the corporation; (g) perform all duties incident to the office of secretary and such other duties as from time to time may be assigned by the chief executive officer or by the board of directors.

SECTION 4.10.                               ASSISTANT TREASURERS AND ASSISTANT SECRETARIES.  The assistant treasurers and assistant secretaries, if any, will perform the duties assigned to them by the treasurer or the secretary, respectively, or by the chief executive officer or by the board of directors.  The assistant secretaries may sign with any other officer authorized by the board of directors to sign certificates for shares of the corporation, the issue of which will have been authorized by the board of directors, and any contracts, deeds, mortgages, bonds, or other instruments which the board of directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the board of directors or these bylaws.  The assistant treasurers will, respectively, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the board of directors will determine.

SECTION 4.11.                               SALARIES.  The salaries of the officers will be fixed from time to time by the board of directors or any committee thereof to which such authority has been delegated, and no officer will be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE V

CONTRACTS, LOANS, CHECKS, DEPOSITS

SECTION 5.1.                                      CONTRACTS.  The board of directors may authorize any officer or officers or agent or agents to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and this authority may be general or confined to specific instances.

SECTION 5.2.                                      LOANS.  No loans will be contracted on behalf of the corporation, and no evidences of indebtedness will be issued in its name unless authorized by a resolution of the board of directors.  Such authority may be general or confined to specific instances.

SECTION 5.3.                                      CHECKS, DRAFTS, ETC.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation will be signed in the manner and by the officer or officers or agent or agents of the corporation that the board of directors may stipulate from time to time by resolution.

SECTION 5.4.                                      DEPOSITS.  All funds of the corporation not otherwise employed will be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE VI

INDEMNIFICATION OF OFFICERS,
 DIRECTORS, EMPLOYEES AND AGENTS

The corporation will indemnify any and all persons whom it has the power to indemnify under the Business Corporation Act of Illinois against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such Act and may, at the discretion of the board of directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, fine, amount paid in settlement or other liability, whether or not the corporation would have the power to so indemnify such person under the Business Corporation Act of Illinois.

A director’s or officer’s right to indemnification conferred by this article shall include the right to be paid by the corporation the reasonable expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director or officer presents to the corporation a written undertaking to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation under this article or otherwise.  Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or rights to advancement of expenses, the corporation shall not be obligated to advance expenses of any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the board of directors.

ARTICLE VII

CERTIFICATES FOR SHARES AND THEIR TRANSFER

SECTION 7.1.                                      CERTIFICATES FOR SHARES.  The shares of stock in the corporation shall be issued in uncertificated form; provided that the board of directors may provide by resolution that some or all of any or all classes or series of its stock shall be certificated shares.

Certificates representing shares of the corporation will be signed by the chairman or a vice-chairman of the board of directors, if any, the chief financial officer, the treasurer or an assistant treasurer or the secretary or an assistant secretary and may be sealed with the seal, or a facsimile of the seal, of the corporation, if the corporation uses a seal.  The chief executive officer may also sign certificates representing shares of the corporation as a supernumerary.  If a certificate is countersigned by a transfer agent or a registrar, other than the corporation itself or its employee, any other signatures or countersignature on the certificate may be facsimiles.

Each certificate representing shares will also state that the corporation is organized under the laws of the State of Illinois; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents.  Each certificate representing shares will be consecutively numbered or otherwise identified.

The name and address of each shareholder, the number and class of shares held and the date on which the certificates for shares were issued will be entered on the books of the corporation.  The person in whose name shares stand on the books of the corporation will be deemed the owner of those shares for all purposes as regards the corporation.  No certificate will be issued for any share until such share is fully paid.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares shall be identical to the rights and obligations of the holders of certificates representing stock of the same class and series.

SECTION 7.2.                                      LOST CERTIFICATES.  If a certificate representing shares of the corporation is claimed to be lost, stolen or destroyed, the board of directors may in its discretion, except as may be required by law, direct that a new certificate be issued.  In connection with the issuance of any such new certificate, the board may require the owner of the lost, stolen or destroyed certificate or his or her legal representative to provide such indemnification, and may impose such other reasonable requirements, as the board deems necessary or desirable.

SECTION 7.3.                                      TRANSFERS OF SHARES.  Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation will issue a new certificate to the person entitled to it, and the old certificate will be cancelled and the transaction recorded upon the books of the corporation.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the corporation will be fixed by resolution of the board of directors.

ARTICLE IX

DIVIDENDS

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding and treasury shares in such manner and upon such terms and conditions as provided by law and the articles of incorporation.

ARTICLE X

SEAL

The corporate seal, if any, will have inscribed thereon the name of the corporation and the words “Corporate Seal, Illinois.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE XI

WAIVER OF NOTICE

Whenever any notice is required to be given under these bylaws, under the provisions of the articles of incorporation or under the provisions of the Business Corporation Act of Illinois, a waiver of that notice in writing and signed by the person or persons entitled to such notice, whether before or after the time stated for the notice, will be deemed equivalent to the giving of that notice.  Attendance at any meeting will constitute waiver of notice of the meeting’s occurrence unless the person at the meeting objects to the holding of the meeting because proper notice was not given.

ARTICLE XII

FORUM FOR CERTAIN ACTIONS

SECTION 12.1.                               FORUM.  Unless a majority of the board of directors, acting on behalf of the corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Circuit Court of Cook County in the State of Illinois or, if that Court does not have jurisdiction, the United States District Court for the Northern District of Illinois, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim against the corporation or any of its directors, officers or other employees arising pursuant to any provision of the Business Corporation Act of Illinois, the articles of incorporation or these bylaws (in each case, as may be amended from time to time) or (iv) any action asserting a claim against the corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Illinois, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants.

SECTION 12.2.                               PERSONAL JURISDICTION.  If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Illinois (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Illinois in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

SECTION 12.3.                               ENFORCEABILITY.  If any provision of this article shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this article, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

AMENDMENTS

The bylaws of the corporation may be made, altered, amended or repealed by the shareholders or the board of directors.  The bylaws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or the articles of incorporation.